Exhibit 10.25

EXECUTION COPY

AMENDED AND RESTATED U.S. SECURITY AGREEMENT

among

WILLIAMS SCOTSMAN INTERNATIONAL, INC.,

WILLIAMS SCOTSMAN, INC.,

CERTAIN SUBSIDIARIES

and

BANK OF AMERICA, N.A.

as COLLATERAL AGENT

Dated as of March 26, 2002

and

Amended and Restated as of August 18, 2003

and

Amended and Restated as of June 28, 2005

AMENDED AND RESTATED U.S. SECURITY AGREEMENT

AMENDED AND RESTATED U.S. SECURITY AGREEMENT, dated as of March 26, 2002, amended and restated as of August 18, 2003, and amended and restated as of June 28, 2005 (such date hereinafter being referred to as the “Amendment and Restatement Effective Date”), made by each of the undersigned assignors (each an “Assignor” and, together with any other entity that becomes an assignor hereunder pursuant to Section 10.14 hereof, the “Assignors”) in favor of Bank of America, N.A. (“BofA”), as Collateral Agent, for the benefit of the Secured Creditors (as defined below), and acknowledged and agreed to by U.S. Bank National Association, as trustee (together with any successor trustee, the “Senior Secured Notes Trustee”) for the benefit of the holders from time to time of the Senior Secured Notes (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined (or, at any time on or after the first date when all Credit Document Obligations (as defined below) shall have been repaid in full and all Letters of Credit have been terminated or cash collateralized in a manner satisfactory to the Administrative Agent and the Total Commitments under the Credit Agreement have been terminated and thereafter for so long as no Credit Agreement is in effect, the Credit Agreement as in effect on such date immediately prior to such repayment and termination, provided that all determinations required to be made to the satisfaction of the Administrative Agent and all matters required to be acceptable to the Administrative Agent in each case as provided in any such definition shall, after such date, instead be required to be made to the satisfaction of the Collateral Agent or be required to be acceptable to the Collateral Agent, as the case may be).

W I T N E S S E T H:

WHEREAS, Williams Scotsman International, Inc. (formerly known as Scotsman Holdings, Inc.) (“Holdings”) and Williams Scotsman, Inc. (the “Borrower”) are parties to a certain Credit Agreement, dated as of March 26, 2002, with the lenders party thereto, Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent, and certain other Persons, as amended by a First Amendment, dated as of February 27, 2003, a Second Amendment, dated as of August 11, 2003, a Third Amendment, dated as of December 22, 2003, a Fourth Amendment, dated as of September 24, 2004 and a Fifth Amendment, dated as of April 15, 2005 (as so amended, the “Existing Credit Agreement”);

WHEREAS, the Assignors (other than Holdings) and the Senior Secured Notes Trustee have entered into an Indenture, dated as of August 18, 2003 (as amended, modified or supplemented from time to time, the “Senior Secured Notes Indenture”), providing for (i) the issuance by the Borrower of its 10% Senior Secured Notes due 2008 and all Senior Secured Notes issued upon any exchange offer as contemplated in the Senior Secured Notes Indenture (the “Senior Secured Notes”) to the holders thereof from time to time (the “Senior Secured Noteholders” and, together with the Senior Secured Notes Trustee, the “Second Lien Creditors” and, together with the First Lien Creditors, the “Secured Creditors”) and (ii) the guaranty by the Guarantors (as defined in the Senior Secured Notes Indenture) and the Subordinated Guarantor

(as defined in the Senior Secured Notes Indenture) of the Borrower’s obligations under the Senior Secured Notes Indenture and the Senior Secured Notes (each such guaranty, together with the Senior Secured Notes Indenture and the Senior Secured Notes, are herein called the “Senior Secured Notes Documents”);

WHEREAS, pursuant to the Holdings Secured Guaranty, Holdings has guaranteed to the First Lien Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, pursuant to the U.S. Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the First Lien Creditors the payment when due of all Guaranteed Obligations as described therein;

WHEREAS, each Assignor and DBTCA, as collateral agent, entered into the U.S. Security Agreement, dated as of March 26, 2002 and amended and restated as of August 18, 2003 (as amended, modified or supplemented through, but not including, the Amendment and Restatement Effective Date, the “Original U.S. Security Agreement”), pursuant to which the Assignors granted a security interest in the Collateral for the benefit of the Secured Creditors under, and as defined in, the Original U.S. Security Agreement;

WHEREAS, it was a condition precedent to the making of loans to, and the issuance of, and participation in, letters of credit for the account of the Borrower under the Existing Credit Agreement that each Assignor shall have executed and delivered to the Collateral Agent (as defined therein) the Original U.S. Security Agreement;

WHEREAS, it was a condition precedent to the issuance of the Senior Secured Notes by the Borrower under the Senior Secured Notes Indenture that each Assignor (other than Holdings) shall have executed and delivered the Original U.S. Security Agreement;

WHEREAS, BofA and DBTCA have purchased from the other lenders party to the Existing Credit Agreement all of such lenders’ right, title and interest in and to the Existing Credit Agreement and the documents and instruments executed and delivered in connection therewith (with certain exceptions), all pursuant to a certain Assignment and Assumption Agreement (the “Bank Assignment Agreement”), dated as of the Amendment and Restatement Effective Date, among BofA, DBTCA, the other lenders party to the Existing Credit Agreement, the administrative agent and collateral agent under the Existing Credit Agreement, the Borrower and Holdings;

WHEREAS, Holdings, the Borrower, the financial institutions from time to time party thereto (the “Lenders”), BofA, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), DBTCA, as Syndication Agent, Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper, Inc., as Co-Documentation Agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc., as Co-Lead Arrangers and Joint Book Runners, desire to amend and restate the Existing Credit Agreement in its entirety and have entered into an Amended and Restated Credit Agreement, dated as of the Amendment and Restatement Effective Date, (as further amended, modified, extended, renewed, replaced, restated or supplemented from time to time, and including any agreement or agreements extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement or agreements, whether or not with the same agent, trustee, representative, lenders or holders, the “Credit Agreement”), providing for the amendment and restatement of the Existing Credit Agreement and the making of Loans and the issuance of, and participation in, Letters of Credit for the account of the Borrower as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and its affiliates, the Collateral Agent and each other Agent (as defined in the Credit Agreement) are herein called the “Bank Creditors”);

WHEREAS, the Borrower may from time to time be party to one or more interest rate agreements (including, without limitation, interest rate swaps, caps, floors, collars, and similar agreements) (collectively, the “Interest Rate Agreements”) with BofA, any Lender, any affiliate thereof or a syndicate of financial institutions organized by BofA or an affiliate of BofA (even if BofA or any such Lender ceases to be a Lender under the Credit Agreement for any reason), and any institution that participates, and in each case their subsequent assigns, in such Interest Rate Agreement (collectively, the “Interest Rate Creditors”, and the Interest Rate Creditors together with the Bank Creditors, collectively, the “First Lien Creditors”);

WHEREAS, pursuant to the Bank Assignment Agreement, DBTCA, as collateral agent under the Original U.S. Security Agreement, assigned and transferred all of its right, title and interest in and to the Original U.S. Security Agreement to the Collateral Agent.

WHEREAS, it is a condition precedent to the amendment and restatement of the Existing Credit Agreement as contemplated by the Credit Agreement and to the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement that the Original U.S. Security Agreement be amended and restated in its entirety;

NOW, THEREFORE, the parties hereto agree that the Original U.S. Security Agreement shall be and hereby is amended and restated in its entirety as follows:

ARTICLE I

SECURITY INTERESTS

1.1.  Grant of Security Interests.  (a)  As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors (and, to the extent the following constitutes “Collateral” under, and as defined in, the Original U.S. Security Agreement, does hereby reconfirm (without interruption) its assignment, transfer, pledge and grant to the Collateral Agent under the Original U.S. Security Agreement of), a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i)	each and every Account;

(ii)	all cash;

(iii)	the Cash Collateral Account and all moneys, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)	all Chattel Paper (including without limitation all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)	all Commercial Tort Claims;

(vi)	all computer programs of such Assignor and all intellectual property rights therein and all other proprietary information of such Assignor, including but not limited to Trade Secret Rights;

(vii)	all Contracts, together with all Contract Rights arising thereunder;

(viii)	all Copyrights;

(ix)	all Equipment;

(x)	all Units and Unit Certificates and MSO’s;

(xi)	all Documents;

(xii)	all General Intangibles;

(xiii)	all Goods;

(xiv)	all Instruments;

(xv)	all Inventory;

(xvi)	all Investment Property;

(xvii)	all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii)	all Marks, together with the registrations and right to all renewals thereof, and the goodwill of the business of such Assignor symbolized by the Marks;

(xix)	all Patents;

(xx)	all Permits;

(xxi)

all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xxii)	all Supporting Obligations;

(xxiii)

all of such Assignor’s Collection Accounts and Lock Box Addresses and all of such Assignor’s interest in any Collection Account, and all moneys, securities and instruments deposited or required to be deposited in such Collection Accounts or Lock Box Addresses;

(xxiv)	the Disbursement Account and all moneys deposited or required to be deposited in such Disbursement Account;

(xxv)	the Concentration Account and all moneys, securities and instruments deposited or required to be deposited in such Concentration Account;

(xxvi)

each Collection Bank Agreement to which such Assignor is a party and each other agreement entered into by such Assignor with any Collection Bank and all rights of such Assignor under each such agreement;

(xxvii)	the Concentration Account Agreement and each other agreement entered into by such Assignor with the Concentration Account Bank and all rights of such Assignor under each such agreement;

(xxviii)	the BofA Account and all moneys, securities and instruments deposited or required to be deposited in the BofA Account;

(xxix)

all other Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Assignor with any Person and all moneys, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing; and

(xxx)	all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”).

(b)                                                         The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

(c)                                                          Notwithstanding anything to the contrary contained in this Section 1.1 or elsewhere in this Agreement, in the event of any conflict between the provisions of this Agreement, the Intercreditor Agreement or any other Collateral Document and the provisions of the Senior Secured Notes Documents, the terms of this Agreement, the Intercreditor Agreement and the other Collateral Documents shall prevail.

(d)                                                         Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, with respect to each Non-Canadian Foreign Subsidiary, if, at any time, the pledge and assignment as otherwise contemplated herein of more than 66-2/3% of the voting capital stock of such Non-Canadian Foreign Subsidiary would give rise to “deemed dividend” tax consequences under Section 956 of the Code, then not more 65% of the outstanding voting capital stock (plus 100% of the non-voting capital stock) of such Non-Canadian Foreign Subsidiary shall be required to be pledged pursuant to this Agreement.

(e)                                                          Notwithstanding anything to the contrary contained in this Agreement, (w) the Second Lien Creditors shall not have a security interest in, and the grant of security interests pursuant to this Agreement for the benefit of the Second Lien Creditors shall not extend to, any Second Lien Excluded Collateral, and with respect to the Second Lien Creditors the term “Collateral” shall not include the Second Lien Excluded Collateral, (x) the term “Collateral” with respect to the Second Lien Obligations shall not include any Collateral owned by Holdings or in which Holdings has any direct right, title or interest, the grant or pledge of security interests hereunder by Holdings shall be solely for the benefit of the First Lien Creditors and shall not secure any of the Second Lien Obligations and Holdings shall not be an Assignor with respect to the Second Lien Obligations for any purpose whatsoever, (y) to the extent that the granting or perfecting of any assets or property of the Assignors acquired after August 18, 2003 requires the consent of a third party that has not been obtained after the Assignors (other than Holdings) have used commercially reasonable efforts to obtain such consent, the Second Lien Creditors shall not have a security interest in, and the grant of security interest pursuant to this Agreement for the benefit of the Second Lien Creditors shall not extend to, any such property or assets and (z) to the extent that a security interest in favor of the Second Lien Creditors cannot be granted or perfected in certain assets or property of the Assignors under applicable law, the Second Lien Creditors shall not have a security interest in, and the grant of security interest pursuant to this Agreement for the benefit of the Second Lien Creditors shall not extend to, any such assets or property.

(f)                                                            Notwithstanding anything to the contrary contained in this Agreement, to the extent that the granting or perfecting of any Contracts or Contract Rights requires the consent of a third party that has not been obtained, the Secured Creditors shall not have a security interest in, and the grant of security interest pursuant to this Agreement for the benefit of the Secured Creditors shall not extend to, any of such Assignor’s rights or interests in any such Contract to which any Assignor is a party or any of its Contract Rights thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Assignor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such Contract (other than to the extent that any provision prohibiting such Assignor from granting a security interest in its rights and interests thereunder in favor of the Collateral Agent would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such Contract and Contract Rights that does not result in any of the consequences specified in (i) or (ii) above; provided, further, that any Account or any money or other amounts due or to become due to such Assignor under any such license, contract or agreement shall at no time be excluded from the Collateral or the security interest granted by such Assignor hereunder in favor of the Collateral Agent.  The Assignors shall use commercially reasonable efforts to obtain any consent referred to in the preceding sentence.

(g)                                                         Notwithstanding anything to the contrary contained in this Agreement, the Secured Creditors shall not have a security interest in, and the grant of security interest pursuant to this Agreement for the benefit of the Secured Creditors shall not extend to, and the term “Collateral” shall not include any Holdings Excluded Collateral.

1.2.  Power of Attorney.  Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith, to make changes in the Unit Certificate of any Unit which the Collateral Agent deems necessary or advisable, including, without limitation, changing the ownership thereof to the Collateral Agent or making a notation of the Collateral Agent’s interest thereon, and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1.  Necessary Filings.  Except as set forth in Section 11.19(a) and (b) of the Credit Agreement and any consents to assignments of any Government Lease, all filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests; it being understood and agreed that no actions have been taken under Section 9-104 of the UCC to establish “control” of any Deposit Accounts (other than (x) the Concentration Account, (y) the Collection Accounts, (z) the Cash Collateral Account and Deposit Accounts maintained with the Collateral Agent) except as required pursuant to Section 3.14(a).

2.2.  No Liens.  Such Assignor is, and as to all Collateral acquired by it from time to time after the Amendment and Restatement Effective Date such Assignor will be, the owner (or in the case of any Collateral in respect of which such Assignor is the licensee, the licensee) of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3.  Other Financing Statements.  As of the Amendment and Restatement Effective Date, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

2.4.  Chief Executive Office, Record Locations.  The chief executive office of such Assignor on the Amendment and Restatement Effective Date is located at the address indicated on Annex A hereto for such Assignor.

2.5.  Location of Inventory and Equipment and Units.  All Inventory, Equipment and Units held on the Amendment and Restatement Effective Date are located at one of the locations shown on Annex B hereto for such Assignor.

2.6.  Units.  Subject to Section 11.19(a) of the Credit Agreement, to the extent any Unit is, or under applicable law is required to be, covered by any Unit Certificate and to the extent that any action under applicable state law in lieu of or in addition to the filing of financing statements under the Uniform Commercial Code of the relevant State are required to be taken so that the security interests in the respective Units created pursuant to this Agreement are fully perfected under applicable state law, all such actions have been taken.  Subject to Section 11.19(a) of the Credit Agreement, in the event any change in applicable law in any State where any Unit is located, or a decision, opinion, ruling, regulation, decree or order of a court, or administrative, regulatory or governmental authority, of any State in which any Unit is located (whether involving any Assignor or any unrelated third person) shall render any of the information provided pursuant to the preceding sentence inaccurate in any respect, then the Assignor that owns any Unit for which the information provided in the preceding sentence is no longer accurate shall inform (in writing) the Collateral Agent of the respective change and shall promptly take such actions or cause such actions to be taken as the Collateral Agent shall request in order to create, maintain, establish or preserve the perfection of the security interest of the Collateral Agent in such Unit.  Subject to Section 11.19(a) of the Credit Agreement, as new Units are acquired after the date of this Agreement, or to the extent that Units are moved to different states after the date of this Agreement, the relevant Assignor shall take all actions with respect thereto (including, to the extent required under applicable law, causing a Unit Certificate to be issued which contains a notation of the security interest of the Collateral Agent thereon) as shall be required under applicable State law to ensure that the security interests of the Collateral Agent therein are perfected under relevant law.  Each Assignor shall also comply with the covenants contained in Section 7.18 of the Credit Agreement, which are deemed to be incorporated by reference herein.

2.7.  Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.  The exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of each Assignor, and whether or not such Assignor is a Transmitting Utility, is listed on Annex C hereto for such Assignor.  No Assignor shall change its legal name, its type of organization (including without limitation its status as (x) a Registered Organization, in the case of each Registered Organization or (y) a Transmitting Utility or a Person which is not a Transmitting Utility, as the case may be), its jurisdiction of organization, its Location or its organizational identification number (if any) from that listed on Annex C hereto for such Assignor or those that may have been established after the date of this Agreement in accordance with the immediately succeeding sentence of this Section 2.7.  No Assignor shall change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) any Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent  not less than 15 days’ prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for the respective Assignor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that any Assignor does not have an organizational identification number on the Amendment and Restatement Effective Date and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.8.  Trade Names; etc.  No Assignor has or operates in any jurisdiction under, or in the preceding twelve months has had or has operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Assignor.  No Assignor shall assume or operate in any jurisdiction under any new trade, fictitious or other name until (i) it shall have given to the Collateral Agent not less than 30 days’ written notice of its intention so to do, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

2.9.  As-Extracted Collateral; Timber-to-be-Cut.  On the Amendment and Restatement Effective Date, no Assignor owns, or expects to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.  If at any time after the date of this Agreement any Assignor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Assignor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed reasonably necessary or desirable by the Collateral Agent to perfect the security interest of the Collateral Agent therein.

2.10.  Collateral in the Possession of a Bailee.  If any Inventory or other Goods are at any time in the possession of a bailee, the respective Assignor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of the respective Assignor. The Collateral Agent agrees with the Assignors that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Assignor with respect to any such bailee.

2.11.  Recourse.  This Agreement is made with full recourse to each Assignor (subject, in the case of any Assignor party to the U.S. Subsidiaries Guaranty, to the limits set forth therein) and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the other Credit Documents, in the Interest Rate Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1.  Additional Representations and Warranties.  As of the time when each of its Accounts arises, each Assignor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms subject to adjustments customary in the business of such Assignor in accordance with past practice, and (iv) will be in compliance and will conform with all applicable material federal, state and local laws and applicable material laws of any relevant foreign jurisdiction.

3.2.  Maintenance of Records.  Each Assignor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on such Assignor’s premises to the Collateral Agent for inspection, at such Assignor’s own cost and expense, at any and all reasonable times upon prior notice to such Assignor and otherwise on a basis consistent with the respective Secured Debt Agreements.  Upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, copies of all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Assignor, such copies to be certified as true and complete by an appropriate officer of such Assignor).  Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Assignor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3.  Modification of Terms; etc.  No Assignor shall rescind or cancel any indebtedness evidenced by any Account of such Assignor or under any Contract of such Assignor, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or, except as permitted by the respective Secured Debt Agreements, sell any Account or Contract of such Assignor, or interest therein, without the prior written consent of the Collateral Agent, except as permitted by Section 3.4 hereof.  Each Assignor will duly fulfill all obligations on its part to be fulfilled under or in connection with the Accounts and Contracts of such Assignor and will do nothing to impair the rights of the Collateral Agent in such Accounts or Contracts.

3.4.  Collection.  Each Assignor shall, in accordance with its ordinary business practices, endeavor to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract of such Assignor, as and when due (including, without limitation, amounts, services or products which are delinquent, such amounts, services or products to be collected in accordance with generally accepted lawful collection procedures) any and all amounts, services or products owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts, services or products as are so collected to the outstanding balance of such Account or under such Contract, except that, so long as no Event of Default is then in existence, any Assignor may allow in the ordinary course of business as adjustments to amounts, services or products owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or such other adjustments which such Assignor deems appropriate in the exercise of its commercially reasonable business judgment.  The costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by such Assignor.

3.5.  Direction to Account Debtors; etc.  To the extent permitted by applicable law, each Assignor (other than Holdings) agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the relevant Lockbox Addresses, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in preceding clause (x) and (z) that upon the occurrence and during the continuance of an Event of Default the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof.  Without prior notice to or assent by any Assignor, upon the occurrence and during the continuance of an Event of Default the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the relevant Collection Account in the manner provided in Section 7.4 of this Agreement.  The costs and expenses (including attorneys’ fees) of collection, whether incurred by any Assignor or the Collateral Agent, shall be borne by such Assignor.

3.6.  Instruments.  If any Assignor (other than Holdings to the extent such Instrument constitutes Holdings Excluded Collateral) owns or acquires any Instrument in excess of $100,000 constituting Collateral, such Assignor will within 10 Business Days notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

3.7.  Collection Accounts.  Each Assignor (other than Holdings) has established Collection Accounts with one or more banking institutions (each, a “Collection Bank”) in the manner set forth in the Credit Agreement and has notified each such Collection Bank that any Collection Account maintained with such Collection Bank is under the exclusive dominion and control of the Collateral Agent and that all moneys, securities, and instruments deposited in such Collection Account are to be held by such banking institution for the benefit of the Collateral Agent.  Furthermore, each Assignor (other than Holdings) and each Collection Bank has duly executed and delivered to the Collateral Agent a Collection Bank Agreement which Collection Bank Agreement acknowledges the security interest of the Collateral Agent in each Collection Account established with such Collection Bank and contains the agreement of such Collection Bank to transmit daily to the Collateral Agent for deposit in the Concentration Account all cash, instruments and other securities and all collected funds received in respect of any securities or instruments deposited in each Collection Account established with such Collection Bank.  Each Assignor (other than Holdings) hereby represents and warrants that, except as otherwise expressly provided in the Credit Agreement, it does not now maintain, and will not in the future maintain, any other account with any Collection Bank other than the Collection Accounts.  Each Assignor has, as of the execution and delivery hereof, notified each obligor with respect to its Accounts to make payments with respect thereto directly into one or more Collection Accounts, except as otherwise expressly provided in the Credit Agreement.

3.8.  Concentration Account.  The Borrower, as an Assignor, has established with BofA (the “Concentration Account Bank”), in the name of the Collateral Agent for the benefit of the Secured Creditors, a non-interest bearing account (the “Concentration Account”), which account shall be under the exclusive dominion and control of the Collateral Agent and into which there shall be deposited all payments made with respect to the Collateral (including, without limitation, all moneys, securities and instruments received in each Collection Account in the manner set forth in each Collection Bank Agreement, as the case may be).  All moneys, securities and instruments at any time deposited or held in the Concentration Account hereunder shall be held by the Concentration Account Bank for the benefit of the Collateral Agent and the Secured Creditors.  Furthermore, the Borrower and the Concentration Account Bank have duly executed and delivered to the Collateral Agent a Concentration Account Agreement which Concentration Account Agreement acknowledges the security interest and exclusive dominion and control of the Collateral Agent in the Concentration Account established with the Concentration Account Bank and contains the agreement of the Concentration Account Bank to transmit daily to the Collateral Agent for deposit in the BofA Account all cash, instruments and other securities and all collected funds received in respect of any securities or instruments deposited in the Concentration Account.  Without notice to or assent by any Assignor, the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the BofA Account in the manner provided in Section 7.4 of this Agreement.  The costs and expenses (including attorney’s fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by such Assignor.  If BofA is a Collection Bank, the Concentration Account may be the same account as a Collection Account at BofA.

3.9.  BofA Account.  The Collateral Agent has established with BofA, in the name of the Collateral Agent for the benefit of the Secured Creditors, a non-interest bearing account with respect to the Assignors (the “BofA Account”), which account shall be under the exclusive dominion and control of the Collateral Agent and into which there shall be deposited all payments made with respect to the Collateral (including, without limitation, all moneys, securities and instruments received in each Collection Account and the Concentration Account in the manner set forth in each Collection Bank Agreement or the Concentration Account Agreement, as the case may be).  All moneys, securities and instruments at any time deposited or held in the BofA Account hereunder shall be held by the Collateral Agent as Collateral for all purposes of this Agreement.  Without notice to or assent by any Assignor, the Collateral Agent may apply any or all amounts then in, or thereafter deposited in, the BofA Account in the manner provided in Section 7.4 of this Agreement.  The costs and expenses (including attorney’s fees) of collection, whether incurred by an Assignor or the Collateral Agent, shall be borne by such Assignor.

3.10.  Receipt of Payments.  In the event an Assignor (other than Holdings) shall otherwise receive any payment in respect of its Collateral, such Assignor shall promptly (but in no event more than five Business Days of actual receipt thereof) deposit such payment into a

Collection Account.  No Assignor shall deposit or permit to be deposited, into any Collection Account, or the Concentration Account, any funds or other amounts except funds or other amounts received representing proceeds of the Collateral.

3.11.  Account Inspection.  Each Assignor (other than Holdings) will permit the Collateral Agent or its agents to verify from time to time the balances of any and all of the accounts of such Assignor (including, without limitation, the Collection Accounts and the Lock Box Addresses).

3.12.  Assignors Remain Liable Under Accounts.  Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.13.  Assignors Remain Liable Under Contracts.  Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.14.  Deposit Accounts; etc.  (a)  No Assignor (other than Holdings) maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts which are both (x) maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States and (y) permitted pursuant to Section 8.16 of the Credit Agreement.  Annex E hereto accurately sets forth, as of the Amendment and Restatement Effective Date, for each Assignor, each Deposit

Account maintained by such Assignor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective Bank with respect to such Deposit Account.  For each Deposit Account (including any Deposit Account at any time established pursuant to following clause (b), but excluding (x) the Concentration Account, (y) the Collection Accounts and (z) the Cash Collateral Account or any other Deposit Account maintained with the Collateral Agent), the respective Assignor (other than Holdings) shall cause the bank with which the Deposit Account is maintained to execute and deliver to the Collateral Agent, within 30 days after the Collateral Agent’s request therefor, a “control agreement” in the form of Annex F hereto (appropriately completed), with such changes thereto as may be acceptable to the Collateral Agent.  If any bank with which such a Deposit Account is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Assignor shall promptly (and in any event within 30 days after the date of the respective request) close the respective Deposit Account and transfer all balances therein to the Cash Collateral Account or another Deposit Account meeting the requirements of this Section 3.14 (with respect to which a “control agreement” meeting the foregoing requirements has been entered into and is in full force and effect).  If any bank with which a Deposit Account is maintained refuses to subordinate all its claims with respect to such Deposit Account to the Collateral Agent’s security interest therein on terms satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may (x) require that such Deposit Account be terminated in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination, provided that in such event the Collateral Agent may at any time, at its option, subsequently require that such Deposit Account be terminated (within 30 days after notice from the Collateral Agent) in accordance with the requirements of the immediately preceding sentence.

(b)                                 After the date of this Agreement, except as permitted pursuant to Section 8.16(c) of the Credit Agreement, no Assignor shall establish any new demand, time, savings, passbook or similar account, except for (x) Collection Accounts and Concentration Accounts established in accordance with the requirements of the Credit Agreement and (y) Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a).  At the time any Deposit Account as described in clause (y) of the preceding sentence is established, to the extent so requested by the Collateral Agent, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Assignor shall furnish to the Collateral Agent a supplement to Annex E hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

(c)                                  The Collateral Agent agrees that it (x) shall not deliver a Notice of Exclusive Control (as defined in the Form of Control Agreement Regarding Deposit Accounts attached hereto as Annex F) pursuant to any “control agreement” (other than with respect to the Concentration Account, any Collection Accounts, the Cash Collateral Account or any other Deposit Account maintained with the Collateral Agent) to any bank with which any Assigner has established a Deposit Account unless an Event of Default then exists and is continuing, (y) shall not give any instructions (as contemplated in the first sentence of Section 2 of Annex F) as to the withdrawal or disposition of funds in any Deposit Account subject to such “control agreement” (other than with respect to the Concentration Account, any Collection Account, the Cash

Collateral Account or any Deposit Account maintained with the Collateral Agent) unless an Event of Default then exists and is continuing and (z) shall provide the Borrower with a copy of any such Notice of Exclusive Control delivered pursuant to any such “control agreement.”

3.15.  Letter-of-Credit Rights.  If any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $100,000 or more, such Assignor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Assignor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

3.16.  Commercial Tort Claims.  All Commercial Tort Claims of each Assignor in existence on the Amendment and Restatement Effective Date are described in Annex G hereto.  If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $500,000 or more, such Assignor shall promptly notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.17.  Chattel Paper.  Upon the request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Assignor.  Furthermore, if requested by the Collateral Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC.  Upon the request of the Collateral Agent made at any time while an Event of Default then exists and is continuing, each Assignor will promptly (and in any event within 10 days) deliver all of its Tangible Chattel Paper to the Collateral Agent.

3.18.  Further Actions.  Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require to give effect to the purposes of this Agreement.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS

4.1.  Additional Representations and Warranties.  Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use the registered Marks and applications for Marks listed in Annex H hereto for such Assignor and that said listed Marks include all United States marks and applications for United States marks registered or listed in the United States Patent and Trademark Office that such Assignor owns or uses in connection with its business as of the Amendment and Restatement Effective Date.  Each Assignor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all Marks that it uses that are material to such Assignor’s business.  Each Assignor further warrants that it has no knowledge of any third party claim received by it that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Assignor represents and warrants that all U.S. trademark registrations and applications listed in Annex H hereto are valid, subsisting, have not been canceled and that such Assignor is not aware of any third-party claim that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said registrations is invalid or unenforceable, except for the registrations and applications relating to the Marks licensed under the Trade Name and Service Mark License Agreement.  Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Mark, and record the same.

4.2.  Licenses and Assignments.  Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any material Mark of such Assignor (other than in the ordinary course of business in accordance with its reasonable business judgment) absent prior written approval of the Collateral Agent, which approval shall not be unreasonably withheld or delayed.

4.3.  Infringements.  Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Assignor believes is infringing or diluting or otherwise violating any of such Assignor’s rights in and to any Mark in any manner that could reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that such Assignor’s use of any Mark material to such Assignor’s business violates in any material respect any property right of that party.  Each Assignor further agrees to prosecute in accordance with reasonable business practices any Person infringing any Mark in any manner that could reasonably be expected to have a Material Adverse Effect.

4.4.  Preservation of Marks.  Each Assignor agrees to use its Marks which are material to such Assignor’s business in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States (other than any such Marks which such Assignor determines, in its reasonable business judgment, are no longer used or useful in its business or operations).

4.5.  Maintenance of Registration.  Each Assignor shall, at its own expense, diligently process all documents reasonably required to maintain trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent (other than with respect to registrations and applications that such Assignor determines, in its reasonable business judgment, are no longer useful or prudent to pursue).

4.6.  Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Assignor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency; (ii) take and use or sell the Marks and the goodwill of such Assignor’s business symbolized by the Marks and the right to carry on the business and use the assets of such Assignor in connection with which the Marks have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks and registrations and any pending trademark application in the United States Patent and Trademark Office to the Collateral Agent.

4.7.  Future Registered Marks.  If registration for any Mark which is material and/or necessary to its business is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, within 30 days of receipt of such certificate, such Assignor shall deliver to the Collateral Agent a copy of such certificate, and a grant of security in such Mark, to the Collateral Agent and at the expense of such Assignor, confirming the grant of security in such Mark to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex K hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1.  Additional Representations and Warranties.  Each Assignor represents and warrants that it is the true and lawful owner of all rights in or otherwise has the right to use (i) all United States trade secrets and proprietary information necessary to operate the business of the Assignor (the “Trade Secret Rights”), (ii) the Patents listed in Annex I hereto for such Assignor and that said Patents include all the United States patents and applications for United States patents that such Assignor owns as of the Amendment and Restatement Effective Date and (iii) the Copyrights listed in Annex J hereto for such Assignor and that said Copyrights constitute all the United States copyrights registered with the United States Copyright Office and applications to United States copyrights that such Assignor owns as of the Amendment and Restatement Effective Date.  Each Assignor further warrants that it has no knowledge of any third party claim that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent of any other Person or that such Assignor has misappropriated any trade secret or proprietary information which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office in order to effect an absolute assignment of all right, title and interest in each Patent, and to record the same.

5.2.  Licenses and Assignments.  Except as otherwise permitted by the Secured Debt Agreements, each Assignor hereby agrees not to divest itself of any right under any material Patent or Copyright other than in the ordinary course of business absent prior written approval of the Collateral Agent.

5.3.  Infringements.  Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement, contributory infringement or active inducement to infringe in any Patent or Copyright or to any claim that the practice of any Patent or use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret Right or any claim that practice of any Trade Secret Right violates any property right of a third party, in each case, in any manner which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Assignor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.4.  Maintenance of Patents or Copyright.  At its own expense, each Assignor shall make timely payment of all post-issuance or other fees required pursuant to 35 U.S.C. § 41 or otherwise to maintain in force its rights under each Patent or Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights which are no longer used or useful in its business or operations).

5.5.  Prosecution of Patent Applications.  At its own expense, each Assignor shall diligently prosecute all material applications for (i) United States Patents listed in Annex I hereto and (ii) Copyrights listed on Annex J hereto, in each case for such Assignor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications deemed by such Assignor to be no longer useful or prudent to pursue), absent written consent of the Collateral Agent.

5.6.  Remedies.  If an Event of Default (or a Default under Section 9.1(e) of the Credit Agreement) shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions:  (i) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Secured Creditors.

5.7.  Other Patents and Copyrights.  Within 30 days of the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, in each case, which is material and/or necessary to its business, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of security as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Assignor, confirming the grant of security, the form of such assignment for security to be substantially in the form of Annex L or M hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

ARTICLE VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1.  Protection of Collateral Agent’s Security.  Except as otherwise permitted by the Secured Debt Agreements, each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral.  Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Secured Debt Agreements.  Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Secured Debt Agreements, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 hereof.  Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

6.2.  Warehouse Receipts Non-negotiable.  To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory or Units, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

6.3.  Additional Information.  Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 15 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent.  Without limiting the forgoing, each Assignor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

6.4.  Further Actions.  Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

6.5.  Financing Statements.  Each Assignor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby.  Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Assignor).

ARTICLE VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1.  Remedies; Obtaining the Collateral Upon Default.  Each Assignor agrees that, if any Event of Default (or a Default under Section 9.1(e) of the Credit Agreement (or, after all First Lien Obligations have been paid in full in cash in accordance with the terms thereof, all Commitments under the Credit Agreement have been terminated and all Letters of Credit have been terminated or cash collateralized in a manner satisfactory to the Administrative Agent, Section 6.01(7) or 6.01(8) of the Senior Secured Notes Indenture)) shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i)                                     personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(ii)                                  instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(iii)                               instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all moneys, securities and instruments held by such depositary bank to the Cash Collateral Account or any other account maintained with or by the Collateral Agent;

(iv)                              sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct the relevant Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)                                 take possession of the Collateral or any part thereof, by directing the relevant Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(x)                                   forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)                                 store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(z)                                   while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)                              license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii)                           apply any moneys constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.4;

(viii)                        take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC; and

(ix)                                register any of the Units in the name of the Collateral Agent on any Unit Certificate or make any other notation which the Collateral Agent desires upon any Unit Certificate applicable to any Unit or direct such Assignor to do same;

it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation.  By accepting the benefits of this Agreement and each other Collateral Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce this Agreement or any other Collateral Document or to realize upon the security to be granted hereby or thereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement, the Intercreditor Agreement and the other Collateral Documents.

7.2.  Remedies; Disposition of the Collateral.  If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the relevant Assignor.  Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

7.3.  Waiver of Claims.  Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

                                                 (i)                        all damages occasioned by such taking of possession or any such disposition except any damages which are the result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

                                              (ii)                        all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

                                           (iii)                        all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

7.4.  Application of Proceeds.  (a)  All moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Collateral Document requires proceeds of collateral under such other Collateral Document to be applied in accordance with the provisions of this Agreement, the Pledgee, the Mortgagee or Collateral Agent under such other Collateral Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder and under each other Collateral Document, shall be applied as follows:

(i)                                     first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iv), (v), (vi) and (vii) of the definition of “Obligations”;

(ii)                                  second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent of the type described in clauses (vi) and (vii) of the definition of “Obligations”;

(iii)                               third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding First Lien Primary Obligations shall be paid to the First Lien Creditors as provided in Section 7.4(e) hereof, with each First Lien Creditor receiving an amount equal to its outstanding First Lien Primary Obligations or, if the proceeds are insufficient to pay in full all such First Lien Primary Obligations, its First Lien Creditor Pro Rata Share of the amount remaining to be distributed;

(iv)                              fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii) inclusive, an amount equal to the outstanding First Lien Secondary Obligations shall be paid to the First Lien Creditors as provided in Section 7.4(e) hereof, with each First Lien Creditor receiving an amount equal to its outstanding First Lien Secondary Obligations or, if the proceeds are insufficient to pay in full all such First Lien Secondary Obligations, its First Lien Creditor Pro Rata Share of the amount remaining to be distributed;

(v)                                 fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and subject to clause (h) of this Section 7.4, to the payment of all amounts owing the Senior Secured Notes Trustee in its capacity as such pursuant to the Senior Secured Notes Indenture;

(vi)                              sixth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (v), inclusive, and subject to clause (h) of this Section 7.4 an amount equal to the outstanding Second Lien Obligations shall be paid to the Second Lien Creditors as provided in Section 7.4(e) hereof, with each Second Lien Creditor receiving an amount equal to its outstanding Second Lien Obligations or, if the proceeds are insufficient to pay in full all such Second Lien Obligations, its Second Lien Creditor Pro Rata Share of the amount remaining to be distributed; and

(vii)                           seventh, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (vi), inclusive, and following the termination of this

Agreement pursuant to Section 10.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.

(b)  (i)  For purposes of this Agreement, “First Lien Creditor Pro Rata Share” shall mean, when calculating a First Lien Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be.

(ii)                                  For the purposes of this Agreement, “Second Lien Creditor Pro Rata Share” shall mean, when calculating a Second Lien Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Second Lien Creditor’s Second Lien Obligations and the denominator of which is the then outstanding amount of all Second Lien Obligations.

(c)                                  When payments to First Lien Creditors are based upon their respective First Lien Creditor Pro Rata Shares, the amounts received by such First Lien Creditors hereunder shall be applied (for purposes of making determinations under this Section 7.4 only) (i) first, to their First Lien Primary Obligations and (ii) second, to their First Lien Secondary Obligations.  If any payment to any First Lien Creditor of its First Lien Creditor Pro Rata Share of any distribution would result in overpayment to such First Lien Creditor, such excess amount shall instead be distributed in respect of the unpaid First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be, of the other First Lien Creditors, with each First Lien Creditor whose First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be, of such First Lien Creditor and the denominator of which is the unpaid First Lien Primary Obligations or First Lien Secondary Obligations, as the case may be, of all First Lien Creditors entitled to such distribution.  If any payment to any Second Lien Creditor of its Second Lien Creditor Pro Rata Share of any distribution would result in overpayment to such Second Lien Creditor, such excess shall instead be distributed in respect of the unpaid Second Lien Obligations of the other Second Lien Creditors with each Second Lien Creditor whose Second Lien Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction, the numerator of which is the unpaid Second Lien Obligations of such Second Lien Creditor entitled to distribution and the denominator of which is the unpaid Second Lien Obligations of all Second Lien Creditors entitled to such distribution.

(d)                                 Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Collateral Documents, agrees and acknowledges that if the Bank Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Revolving Loans under the Credit Agreement and all unreimbursed drawings made under Letters of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Bank Creditors, as cash security for the repayment of Obligations owing to the Bank Creditors as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Bank Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 7.4(a) hereof.

(e)                                  All payments required to be made hereunder shall be made (x) if to the  Bank Creditors, to the Administrative Agent for the account of the Bank Creditors, (y) if to the Interest Rate Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Interest Rate Creditors or, in the absence of such a Representative, directly to the Interest Rate Creditors and (z) if to the Second Lien Creditors, to the Senior Secured Notes Trustee under the Senior Secured Notes Indenture for the account of the Second Lien Creditors.

(f)                                    For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Interest Rate Creditors and (iii) the Senior Secured Notes Trustee for a determination (which the Administrative Agent, each Representative, the Interest Rate Creditors and the Senior Secured Notes Trustee agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Bank Creditors, the Interest Rate Creditors or the Second Lien Creditors, as the case may be.  Unless it has received written notice from a Bank Creditor or an Interest Rate Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no First Lien Secondary Obligations are outstanding. Unless it has written notice from an Interest Rate Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Agreements are in existence.

(g)                                 This Agreement is made with full recourse to each Assignor (including, without limitation, with full recourse to all assets of such Assignor) and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.  It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement or in the other Collateral Documents, the Second Lien Creditors, by accepting the benefits of this Agreement and the other Collateral Documents, hereby expressly acknowledge and agree that (x) the aggregate amount that they shall be entitled to receive from the exercise of remedies in respect of the Collateral under this Agreement and the Collateral Documents, will not exceed $150,000,000 in aggregate principal amount (plus accrued and unpaid interest and fees thereon and indemnity and expense reimbursement claims to the extent set forth in this Agreement, the other Collateral Documents and the Senior Secured Notes Documents) (or such greater principal amount as is expressly permitted at such time by the terms of the Credit Agreement (or, if the

Credit Agreement is no longer in effect, such greater principal amount as is permitted at such time by the terms of the other Secured Debt Agreements), in each case so long as such greater principal amount is otherwise permitted to be so secured by the terms of the relevant Secured Debt Agreements), and (y) they shall not be entitled to receive any application pursuant to Section 7.4(a) hereof in respect of any Second Lien Excluded Collateral.

7.5.  Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

7.6.  Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VIII

INDEMNITY

8.1.  Indemnity.  (a)  Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Secured Creditor that is an indemnitee under Section 6 of Annex N hereto and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 8.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs and expenses (including reasonable fees and disbursements of counsel and other professionals) (for the purposes of this Section 8.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof.  Each Indemnitee agrees to use its best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

(b)                                 Without limiting the application of Section 8.1(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c)                                  Without limiting the application of Section 8.1(a) or (b) hereof, each Assignor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Assignor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

(d)                                 If and to the extent that the obligations of any Assignor under this Section 8.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

8.2.  Indemnity Obligations Secured by Collateral; Survival.  Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral.  The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Letters of Credit issued under the Credit Agreement, the termination of all Interest Rate Agreements entered into with the Interest Rate Creditors, the full repayment of all the outstanding Senior Secured Notes and the payment of all other Obligations and notwithstanding the discharge thereof.

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.  Without limiting the foregoing, the term “account” shall include all Health Care Insurance Receivables (if any).

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Amended and Restated U.S. Security Agreement as the same may be modified, supplemented or amended from time to time in accordance with its terms.

“Amendment and Restatement Effective Date” shall have the meaning found in the preamble to this Agreement.

“Applicable Value” shall mean, with respect to any Subsidiary of the Borrower, the aggregate amount, par value, book value as carried by the Borrower or the market value, whichever is greater, of the capital stock or other securities of such Subsidiary.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Assignor” shall have the meaning provided in the preamble to this Agreement.

“Bank Assignment Agreement” shall have the meaning provided in the recitals of this Agreement.

“Bank Creditors” shall have the meaning provided in the recitals of this Agreement.

“BofA” shall mean Bank of America, N.A. (and shall include any successor thereto).

“BofA Account” shall have the meaning provided in Section 3.9.

“Borrower” shall have the meaning provided in the recitals of this Agreement.

“BTCC” shall mean BT Commercial Corporation (and shall include any successor thereto).

“Cash Collateral Account” shall mean a cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Class” shall have the meaning provided in Section 10.2 of this Agreement.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall mean BofA (and any successor Collateral Agent) acting as Collateral Agent pursuant to this Agreement and any other Collateral Documents, and shall include any affiliate of BofA acting as a sub-collateral agent pursuant to the Collateral Documents and shall also include DBTCA and BTCC acting as sub-collateral agents as provided herein.  As appropriate, references to the Collateral Agent shall also include any additional sub-collateral agents or co-collateral agents as may be appointed from time to time by the Collateral Agent for purposes of this Agreement in accordance with the provisions of Section 10.11 of the Credit Agreement.

 “Collection Bank” shall have the meaning provided in Section 3.7.

 “Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Concentration Account” shall have the meaning provided in Section 3.8.

 “Concentration Account Bank” shall have the meaning provided in Section 3.8.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments (including without limitation Rentals) under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any and all Interest Rate Agreements, Leases, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean any United States copyright owned by any Assignor, including any registrations of any copyrights, in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“DBTCA” shall mean Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), and shall include any successor thereto.

“Default” shall mean any event which with notice or lapse of time, or both, would constitute an Event of Default.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean any Event of Default (or similar term) under, and as defined in, the Credit Agreement or any Interest Rate Agreement entered into with an Interest Rate Creditor and shall in any event include, without limitation, (i) any payment default under the Credit Agreement, any Interest Rate Agreement or any Senior Secured Notes Document after the expiration of any applicable grace period and (ii) at any time after the First Lien Obligations have been paid in full, all Letters of Credit have been terminated or cash collateralized in a manner satisfactory to the Administrative Agent and all Commitments have been terminated, any “Event of Default” (or similar term) under, and as defined in, the Senior Secured Notes Indenture.

“Existing Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“First Lien Creditor Pro Rata Share” shall have the meaning provided in Section 7.4(b)(i) of this Agreement.

“First Lien Creditors” shall have the meaning provided in the recitals of this Agreement.

“First Lien Obligations” shall mean all Credit Document Obligations and all Interest Rate Obligations.

“First Lien Primary Obligations” shall mean all principal of, premium (if any), and interest (including without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim from post-petition interest is allowed in such proceeding) on, all Loans under the Credit Agreement, all drawings under Letters of Credit issued pursuant to the Credit Agreement that have not been reimbursed by the Borrower, the contingent obligation to reimburse all drawings that may occur with respect to outstanding Letters of Credit under the Credit Agreement and all fees owing pursuant to the Credit Agreement.

“First Lien Secondary Obligations” shall mean all First Lien Obligations other than First Lien Primary Obligations.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Holdings” shall have the meaning provided in the recitals of this Agreement.

“Holdings Excluded Collateral” shall mean all of Holding’s right, title and interest in and to all cash and cash equivalents (including, without limitation, Cash Equivalents) and any Deposit Accounts and all other collateral described in clause (xxix) of Section 1.1 (in each instance, so long as, with respect to any cash or cash equivalents contributed, distributed or otherwise transferred to Holdings by the Borrower or any of its Subsidiaries (whether or not in a Deposit Account or any other account referred to in clause (xxix) of Section 1.1), the distribution, contribution or other transfer of any such cash and cash equivalents to Holdings was not prohibited by the terms of any Credit Document).

“Indemnitee” shall have the meaning provided in Section 8.1(a) of this Agreement.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Interest Rate Agreements” shall have the meaning provided in the recitals of this Agreement.

“Interest Rate Creditors” shall have the meaning provided in the recitals of this Agreement.

“Interest Rate Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Lease” shall mean any agreement between an Assignor and any other Person for the lease or rental of Rental Equipment, Inventory or other assets or property, whether (x) by such Assignor to such Person or (y) by such Person to such Assignor.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Liens” shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor’s interest in a financing lease or analogous instrument, in, of, or on any Assignor’s property.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Lockbox Addresses” shall mean “Lockbox Addresses” and “P.O. Boxes” as such terms are defined in applicable Collection Bank Agreement.

“Marks” shall mean all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by any Assignor, including any registration of any trademarks and service marks in the United States Patent and Trademark Office or in any equivalent foreign office and any trade dress including logos and/or designs used by any Assignor, however, that Marks shall exclude in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or (d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. §1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of “Marks”.

“MSO” shall mean each manufacturer’s statement or certificate of origin with respect to any Units.

“Obligations” shall mean and include all of the following:

(i)                                     the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of each Assignor to the Bank Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Assignor is a party (including, in the case of each Assignor that is a Guarantor, all such obligations, liabilities and indebtedness of such Assignor under the respective Guaranty to which it is a party) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Interest Rate Agreements, being herein collectively called the “Credit Document Obligations”);

(ii)                                  the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Assignor to the Interest Rate Creditors under, or with respect to (including, in the case of each Assignor that is a Guarantor, all such obligations, liabilities and indebtedness of such Assignor under the respective Guaranty to which it is a party), each Interest Rate Agreement, whether such Interest Rate Agreement is now in existence or hereafter arising, and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Interest Rate Obligations”);

(iii)                               the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, indebtedness and liabilities (including, without limitation, principal, premium and interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) owing by such Assignor to the Second Lien Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with the Senior Secured Notes and the other Senior Secured Notes Documents to which such Assignor is a party (including all such obligations, indebtedness and liabilities of such Assignor under any guaranty constituting a Senior Secured Notes Document) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in the Senior Secured Notes and in such other Senior Secured Notes Documents (all such obligations, indebtedness and liabilities under this clause (iii) being herein collectively called the “Second Lien Obligations”);

(iv)                              any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(v)                                 in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Assignor referred to in clauses (i) through (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(vi)                              all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement; and

(vii)                           all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

“Original U.S. Security Agreement” shall have the meaning provided in the recitals of this Agreement.

“Patents” shall mean any patent to which any Assignor now or hereafter has any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by any Assignor.

“Permits” shall mean all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency, except to the extent the grant by the respective Assignor of a security interest therein pursuant to this Agreement requires the consent of any such governmental authority or agency or would give such governmental authority or agency the right to terminate such permit.

 “Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the Amendment and Restatement Effective Date and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Rental Equipment” shall mean all Units which are sold or leased, or held for sale or lease, by any Assignor to one or more third persons.

“Rentals” shall mean all rents payable under the Leases in respect of the use of any Rental Equipment by account debtors as lessees of such Rental Equipment to an Assignor as the lessor of such Rental Equipment.

“Representative” shall have the meaning provided in Section 7.4(e) of this Agreement.

“Required Second Lien Creditors” shall mean the holders of at least a majority of the then outstanding principal amount of all Senior Secured Notes.

“Required Secured Creditors” shall mean (i) at any time when any Credit Document Obligations are outstanding or any Commitments or Letters of Credit under the Credit Agreement exist, the Required Lenders (or, to the extent required by Section 11.10 of the Credit Agreement, each of the Lenders), (ii) at any time after all of the Credit Document Obligations have been paid in full in cash in accordance with the terms thereof and all Commitments and Letters of Credit under the Credit Agreement have been terminated, the holders of a majority of the Interest Rate Obligations and (iii) at any time after all Credit Document Obligations and Interest Rate Obligations have been paid in full in cash in accordance with the terms thereof and all Commitments and Letters of Credit under the Credit Agreement have been terminated, the Senior Secured Notes Trustee acting at the direction of the Required Second Lien Creditors.

“Requisite Creditors” shall have the meaning provided in Section 10.2 of this Agreement.

“Second Lien Creditor Pro Rata Share” shall have the meaning provided in Section 7.4(b)(ii) of this Agreement.

“Second Lien Creditors” shall have the meaning provided in the recitals of this Agreement.

“Second Lien Excluded Collateral” shall mean and include (i) any property or assets owned by any Unrestricted Subsidiary (as defined in the Senior Secured Notes Indenture), (ii) all capital stock or other securities of the Borrower or any Unrestricted Subsidiary and (iii) all capital stock or other securities of Restricted Subsidiaries (as defined in the Senior Secured Notes Indenture) to the extent the Applicable Value of such capital stock or other securities (on a Subsidiary by Subsidiary basis) is equal to or greater than 20% of the then aggregate principal amount of the Senior Secured Notes outstanding and (iv) all proceeds and products from any and all of the foregoing excluded Collateral described in clauses (i) through (iii), unless such proceeds or products would otherwise constitute Collateral without regard to preceding clauses (i) through (iii); provided, however, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any Restricted Subsidiary of the Borrower due to the fact that such Restricted Subsidiary’s capital stock or other securities secure the Senior Secured Notes, then the capital stock or other securities of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral in which the Second Lien Creditors have a security interest and shall automatically be deemed to be part of the Second Lien Excluded Collateral, but only to the extent necessary to not be subject to such requirement.  In such event, the applicable Collateral Documents shall be deemed to be amended or modified (without the consent of any Secured Creditor) to include as Second Lien Excluded Collateral the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.  In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary’s capital stock and other securities to secure the Senior Secured Notes in excess of the amount or value then pledged pursuant to the Collateral Documents without the filing with the SEC of separate financial statements of such Restricted Subsidiary, then the capital stock and other securities of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral, but only to the greatest extent which would not cause the financial statements of such Restricted Subsidiary to be subject to any such financial statement requirement.

“Second Lien Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

 “Secured Creditor Grantors” shall have the meaning provided in Section 10.17 of this Agreement.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents, the Interest Rate Agreements entered into with an Interest Rate Creditor and the Senior Secured Notes Documents.

“Security Bond Obligations” shall have the meaning provided in Section 10.17 of this Agreement.

“Senior Secured Noteholders” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Notes” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Notes Documents” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Notes Indenture” shall have the meaning provided in the recitals of this Agreement.

“Senior Secured Notes Trustee” shall have the meaning provided in the preamble of this Agreement.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement

Effective Date in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Termination Date” shall have the meaning provided in Section 10.8(a) of this Agreement.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is used in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“Trade Name and Service Mark License Agreement” shall mean the Trade Name and Service Mark License Agreement, dated as of September 1, 1998, among Space Master International, Inc. as licensor, Space Master Building Systems, LLC, Space Master Manufacturing, Inc., Space Master Manufacturing of Pennsylvania, Inc. and Raymond A. Wooldridge, collectively as licensee.

“Trade Secret Rights” shall have the meaning provided in Section 5.1 of this Agreement.

“Transmitting Utility” shall mean a “transmitting utility” as such term is used in the Uniform Commercial Code as in effect on the Amendment and Restatement Effective Date in the State of New York.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unit Certificates” shall mean certificates of title, certificates of ownership or other registration certificates issued or required to be issued under the certificate of title or other similar laws of any State for any of the Units owned or leased by any Assignor.

“Units” shall mean the mobile structures, modular units and containers generally constructed of steel or using a steel frame and undercarriage with an exterior of wood or aluminum and similar products owned by an Assignor used to provide office, classroom, storage, commercial or other space, whether in single units or physically attached to other such units (and including in such form, storage containers, mobile offices and modular structures and related equipment), which structures are capable of being transported to and assembled on remote sites, and which may be equipped with air conditioning and heating, electrical outlets, floors, partitions, plumbing, carpeting, moldings, wall coverings, lighting and other accessories.

ARTICLE X

MISCELLANEOUS

10.1.  Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be.  All notices and other communications shall be in writing and addressed as follows:

(a)           if to any Assignor, c/o:

Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, Maryland  21236

Attention:  John Ross

Telephone No.:  (410) 931-6000

Telecopier No.:  (410) 931-6117

(b)           if to the Collateral Agent, at:

Bank of America, N.A.

335 Madison Avenue

New York, NY  10017

Attention:  Business Capital/URGENT

Telephone No.:  (212) 503-7632

Telecopier No.:  (212) 503-7330

(c)                                  if to any Bank Creditor other than the Collateral Agent, at such address as such Bank Creditor shall have specified in the Credit Agreement;

(d)                                 if to any Interest Rate Creditor, at such address as such Interest Rate Creditor shall have specified in writing to each Assignor and the Collateral Agent;

(e)                                  if to the Senior Secured Notes Trustee or any other Second Lien Creditor, at:

U.S. Bank National Association

60 Livingston Avenue

EP MN WS3C

St. Paul, Minnesota 55107-2292

Attention:  Richard Prokosch

Telephone No.: (651) 495-3918

Telecopier No.: (651) 495-8097

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

10.2.  Waiver; Amendment.  Except as provided in Sections 10.8 and 10.14, none of the terms and conditions of this Agreement, any other Collateral Document, the Intercreditor Agreement, or any of the defined terms contained in the Credit Agreement that are incorporated herein or in any such other Collateral Document pursuant to the terms of this Agreement or in any such other Collateral Document (but only insofar as such terms are used in this Agreement or in any such other Collateral Document) may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor and the Collateral Agent (with the written consent of the Required Secured Creditors); provided, however, that (i) the terms and conditions of the Intercreditor Agreement may be changed, waived, modified or varied without the consent of any Assignor, (ii) any change, waiver, modification or variance (x) affecting the rights and benefits of a single Class of First Lien Creditors (and not all First Lien Creditors in a like or similar manner) also shall require the written consent of the Requisite Creditors of such affected Class of First Lien Creditors and (y) materially and adversely affecting the rights and benefits of the Second Lien Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of the Second Lien Creditors and (iii) notwithstanding anything to the contrary in clause (ii) above, in any other provision of this Agreement or in any other Secured Debt Agreement, the provisions of this Agreement and each of the other Collateral Documents may be changed, modified, supplemented or varied with the consent of the Assignors directly affected thereby and the Collateral Agent (with the written consent of the Required Secured Creditors (but excluding the Second Lien Creditors in their capacity as such)) to secure additional extensions of credit and add new creditors as “Secured Creditors” hereunder (either as part of an existing Class of Secured Creditors or as a newly created class), in each case without any obligation to give any notice to, or receive any consent from, the Second Lien Creditors in their capacities as such so long as such change, modification or variance does not expressly violate the provisions of the Credit Agreement or Article IV or V of the Senior Secured Notes Indenture.  For the purpose of this Agreement and each other Collateral Document, the term “Class” shall mean each class of Secured Creditors, i.e., whether (x) the Bank Creditors as holders of the Credit Document Obligations, (y) the Interest Rate Creditors as the holders of the Interest Rate Obligations or (z) the Second Lien Creditors as holders of the Second Lien Obligations.  For the purpose of this Agreement, the term “Requisite Creditors” of any Class shall mean each of (x) with respect to the Credit Document Obligations, the Required Lenders (or all of the Lenders if required by Section 11.10 of the Credit Agreement), (y) with respect to the Interest Rate Obligations, the holders of at least a majority of all Interest Rate Obligations outstanding from time to time under the respective Interest Rate Agreements and (z) with respect to the Second Lien Obligations, the Senior Secured Notes Trustee (acting at the direction of the Required Second Lien Creditors).

10.3.  Obligations Absolute.  The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

10.4.  Successors and Assigns.  This Agreement shall be binding upon each Assignor and its successors and assigns (although no Assignor may assign its rights and obligations hereunder except in accordance with the provisions of the Secured Debt Agreements) and shall inure to the benefit of the Collateral Agent and the other Secured Creditors and their respective successors and assigns.  All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

10.5.  Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH ASSIGNOR.  EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING

COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY ASSIGNOR IN ANY OTHER JURISDICTION.

(b)                                 EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH ASSIGNOR AND EACH SECURED CREDITOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.7.  Assignor’s Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

10.8.  Termination; Release.  (a)  On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 8.1 hereof and in Section 6 of Annex N hereto, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitments under the Credit Agreement have been terminated and all Interest Rate Agreements entered into with any Interest Rate Creditor have been terminated (or cash collateralized in a manner reasonably satisfactory to the Administrative Agent), no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full in cash in accordance with the terms thereof, all Letters of Credit issued under the Credit Agreement have been terminated (or cash collateralized in a manner satisfactory to the Administrative Agent), all

Second Lien Obligations have been paid in full in cash (or defeased or discharged) in accordance with the terms thereof and all other Obligations then due and payable have been paid in full; provided, however, at such time as (x) all First Lien Obligations have been paid in full in cash in accordance with the terms thereof and all Commitments under the Credit Agreement have been terminated and all Letters of Credit have been terminated or cash collateralized in a manner satisfactory to the Administrative Agent or (y) the First Lien Creditors have released their Liens on all of the Collateral then, in either case, this Agreement and the security interests created hereby shall terminate (provided that all indemnities set forth herein (including, without limitation, in Section 8.1 hereof) and in Section 6 of Annex N hereto shall survive such termination) unless, in the case of preceding clause (x), any Event of Default under the Senior Secured Notes Indenture exists as of the date on which the First Lien Obligations are repaid in full and terminated as described in such clause (x), in which case the security interests created under this Agreement in favor of the Second Lien Creditors will not be released except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Lien Obligations (although the security interests created in favor of the Second Lien Creditors will be released when such Event of Default and all other Events of Default under the Senior Secured Notes Indenture cease to exist).

(b)                                 In the event that any part of the Collateral is sold, transferred or otherwise disposed of (by dividend, contribution or otherwise) (other than to Holdings (other than cash or cash equivalents distributed to Holdings in accordance with the terms of the Credit Agreement), the Borrower or any of the Borrower’s Domestic Subsidiaries or Canadian Subsidiaries) in accordance with the terms of the Secured Debt Agreements or is otherwise released with the consent of the Collateral Agent or the Required Secured Creditors and the proceeds of such sale, transfer or other disposition, or from such release, are applied in accordance with the provisions of the respective Secured Debt Agreements, to the extent required to be so applied, such Collateral will be sold, transferred or otherwise disposed of free and clear of the Liens created by this Agreement and the Collateral Agent, at the request and expense of the relevant Assignor, will duly and promptly assign, transfer and deliver to such Assignor or its designee (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold, transferred or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  In the event that any capital stock or other equity interests (or any interest therein) held by Holdings in an Unrestricted Subsidiary or any other foreign Person that is not a Subsidiary of the Borrower constituting Collateral are sold, transferred or otherwise disposed of (by dividend, contribution or otherwise), so long as (i) no Default or Event of Default is continuing and (ii) the Administrative Agent and Collateral Agent have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of Holdings certifying that such Collateral is being sold, transferred or otherwise disposed of by Holdings for a business purpose (including, without limitation, that it is being pledged in connection with local financing, sold (in whole or in part), liquidated, exchanged or contributed to a joint venture), such Collateral will be sold, transferred or otherwise disposed of free and clear of the Liens created by this Agreement, and the Collateral Agent, at the request and expense of Holdings, will duly and promptly assign, transfer and deliver to Holdings or its designee (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold, transferred or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.  Furthermore, upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, such Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be released from this Agreement.

(c)                                  To the extent not otherwise provided in preceding clauses (a) and (b), the Collateral Agent shall without the consent of any Secured Creditor release all or any portion of the Collateral securing the Second Lien Obligations to the extent provided in the Senior Secured Note Indenture.

(d)                                 At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.8(a), (b) or (c) such Assignor shall deliver to the Collateral Agent a certificate signed by a senior officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 10.8(a), (b) or (c).  At any time that the Borrower or the respective Assignor desires that a Subsidiary of the Borrower which has been released from the Subsidiaries Guaranty be released hereunder as provided in the last sentence of Section 10.8(b), it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the Borrower and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 10.8(b).

(e)                                  The Collateral Agent shall have no liability to any Secured Creditor for any release of Collateral by it which is in accordance with, or which the Collateral Agent in good faith believes to be in accordance with, the provisions of this Section 10.8.  Upon any release of Collateral pursuant to Section 10.8(a) or (b), none of the Secured Creditors shall have any continuing right or interest in such Collateral.

(f)                                    Without limiting the foregoing provisions of this Section 10.8, to the extent applicable following the qualification of the Senior Secured Notes Indenture under the Trust Indenture Act (but only insofar as this Agreement applies to the Second Lien Creditors), the parties hereto agree that if any amendments to this Agreement or any other Security Document are required in order to comply with the applicable provisions of the Trust Indenture Act, such parties shall cooperate and act in good faith to effect such amendments as promptly as practicable.

10.9.  Limited Obligations.  It is the desire and intent of each Assignor and the Secured Creditors that this Agreement shall be enforced against each Assignor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Assignor that is a Subsidiary of the Borrower and which has executed a guaranty of any of the Obligations pursuant to a Secured Debt Agreement may have been limited as provided therein.  To the extent not otherwise provided in a guaranty given by an Assignor in respect of the Second Lien Obligations, each Assignor, other than the Borrower (collectively, the “second lien assignors”), the Senior Secured Notes Trustee and each other Second Lien Creditor hereby confirm that it is the intention of all such Persons that the grant of the security interest hereunder by the second lien assignors with respect to the Second Lien Obligations and the Second Lien Obligations of

each such second lien assignor hereunder does not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law (as defined in the Senior Secured Notes Indenture), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Second Lien Obligations of the second lien assignors hereunder.  To effectuate the foregoing intention, the Senior Secured Notes Trustee, the other Second Lien Creditors and the second lien assignors hereby irrevocably agree that the Second Lien Obligations of the second lien assignors hereunder at any time shall be limited to the maximum amount (after taking into account any guaranty of the First Lien Obligations by the second lien assignors) as will result in the Second Lien Obligations of the second lien assignors hereunder not constituting a fraudulent transfer or conveyance.

10.10.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with each Assignor and the Collateral Agent.

10.11.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12.  The Collateral Agent and the other Secured Creditors.  (a)  The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Annex N hereto.  The Collateral Agent shall act hereunder and thereunder on the terms and conditions set forth herein and in Annex N hereto.

(b)                                 In addition to the provisions of clause (a) of this Section 10.12 and the other provisions of this Agreement and the other Collateral Documents, the Secured Creditors (by their acceptance of the benefits of this Agreement and the other applicable Collateral Documents) also expressly acknowledge and agree to the other provisions of Annex N hereto.

10.13.  Benefit of Agreement.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns.

10.14.  Additional Assignors.  It is understood and agreed that any Subsidiary of the Borrower that is required to become a party to this Agreement after the Amendment and Restatement Effective Date pursuant to the requirements of the respective Secured Debt Agreements, shall become an Assignor hereunder by (x) executing a counterpart of a U.S. Subsidiary Joinder Agreement substantially in the form of Exhibit N to the Credit Agreement, and delivering same to the Collateral Agent, (y) delivering supplements to Annexes A through E, inclusive, and G through J, inclusive, hereto as are necessary to cause Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions above to be taken to the reasonable satisfaction of the Collateral Agent.

10.15.  Appointment of DBTCA and BTCC as Sub-collateral Agents.  (a)  Each of DBTCA and BTCC is hereby appointed by the Collateral Agent to act, and each of DBTCA and BTCC agrees that it shall act, as a sub-collateral agent of the Collateral Agent hereunder with respect to any and all Units of any Assignor which from time to time, or at any time, are evidenced by a (or have a related) Certificate of Title which reflects DBTCA or BTCC, as the case may be, as the secured party.  Each Assignor, and each of the Secured Creditors, agrees to the appointment of each of DBTCA and BTCC as provided in this Section 10.15.  All parties hereto agree that DBTCA and BTCC shall have a perfected security interest in the Units described above, which security interest shall be created pursuant to this Agreement and held for the benefit of the Secured Creditors in accordance with the terms of this Agreement.

(b)                                 The parties hereto acknowledge and agree that, with respect to Certificated Units held by the Assignors prior to the Amendment and Restatement Effective Date, the related Certificates of Title may reflect either DBTCA or BTCC as the secured party thereon.  Unless and until the Collateral Agent requests the Assignors to alter the secured party to directly name the Collateral Agent, such certificates may continue to reflect DBTCA or BTCC, as the case may be, as secured party so long as DBTCA or BTCC, as the case may be, continues to act as a sub-collateral agent of the Collateral Agent hereunder.

(c)                                  With respect to all Units acquired by any Assignor on or after the Amendment and Restatement Effective Date, or where the interest of the Collateral Agent (or a sub-collateral agent) is to be noted thereon on or after the Amendment and Restatement Effective Date, the Assignor shall cause the Collateral Agent to be directly named as the secured party; provided that if for any reason DBTCA or BTCC is named as the secured party it shall act as sub-collateral agent of the Collateral Agent with respect thereto as provided above in this Section 10.15.

(d)                                 With respect to all Units of each Assignor where DBTCA or BTCC is listed as the secured party, DBTCA or BTCC, as applicable, hereby agrees, for the benefit of the Collateral Agent and the Secured Creditors, that its holds such security interests as sub-collateral agent of the Collateral Agent for the benefit of the Secured Creditors hereunder.

(e)                                  In its capacity as sub-collateral agent of the Collateral Agent hereunder, each of DBTCA and BTCC shall have all of the rights specified in Annex N to this Agreement (and shall act in accordance with the terms and conditions set forth herein and in said Annex N).  So long as each of DBTCA and BTCC executes and delivers to the Collateral Agent a copy of this Agreement, no further instrument need be signed by DBTCA or BTCC to evidence, or with respect to, its appointment as sub-collateral agent pursuant to this Section 10.15.

10.16.  Custodian Agreement.  (a)  The parties hereto acknowledge and agree that, pursuant to the Custodian Agreement, the Custodians defined therein shall act as provided therein, and shall hold certain Collateral on behalf of the Collateral Agent.  Each Assignor acknowledges and agrees that it shall cause all Unit Certificates and MSOs with respect to its Units, and all its Leases, to be delivered to the Custodians to be held by them pursuant to the Custodian Agreement.  All Collateral so held by the Custodians shall be subject to the security interests created pursuant hereto.  Each Assignor shall use good faith efforts to cause the Custodian Agreement to be complied with at all times by the Custodians, and shall at all times cause one or more Custodians to be acting pursuant thereto.

(b)                                 Any Person which becomes an Assignor after the date of this Agreement pursuant to Section 10.14 shall also become a party to the Custodian Agreement, as a “Company”, in accordance with the relevant provisions thereof.

10.17.  Acknowledgements Regarding Security Bond Obligations.  For greater certainty, and without limiting the powers of the Collateral Agent hereunder or under any of the other Credit Documents, the Borrower hereby acknowledges that the Collateral Agent shall, for purposes of holding any security interest granted by any Credit Party in any of its property or assets pursuant to the laws of the Province of Quebec to secure obligations of such Credit Party under any debenture or bond (any such obligations, “Security Bond Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec, as amended) for each of the First Lien Creditors and the Senior Secured Notes Trustee (on behalf of the Second Lien Creditors) and in particular for all present and future holders of any debenture or bond (the First Lien Creditors and the Senior Secured Notes Trustee (on behalf of the Second Lien Creditors) and any such holders, collectively, the “Secured Creditor Grantors”).  In accepting the benefits afforded to it hereunder, each Secured Creditor Grantor hereby constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec, as amended) in order to hold security granted by any Credit Party in the Province of Quebec to secure Security Bond Obligations.  Each assignee of any Secured Creditor Grantor shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) upon becoming a Lender under the Credit Agreement as contemplated in Section 11.6(b)(A) thereof or becoming a Senior Secured Noteholder in accordance with the terms of the Senior Secured Notes Indenture, as the case may be, and/or by receiving the benefits of the Collateral Documents.  Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the Collateral Agent may acquire and be the holder of any debenture or bond.  The Borrower hereby acknowledges that such debenture or bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec, as amended.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the Amendment and Restatement Effective Date.

WILLIAMS SCOTSMAN INTERNATIONAL, INC. (formerly known as SCOTSMAN HOLDINGS, INC.), as an Assignor

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

WILLIAMS SCOTSMAN, INC., as an Assignor

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

WILLSCOT EQUIPMENT, LLC, as an Assignor

By:	WILLIAMS SCOTSMAN, INC.,
as Member

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

SPACE MASTER INTERNATIONAL, INC., as an Assignor

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

TRUCK & TRAILER SALES, INC., as an Assignor

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

EVERGREEN MOBILE COMPANY, as an Assignor

By:	/s/ Robert C. Singer
	Title:	Executive Vice President and Chief Financial Officer

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Kevin W. Corcoran
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), as a sub-collateral agent

By:	/s/ Frank Fazio
Title: Director

By:
Title:

BT COMMERCIAL CORPORATION, as a sub-collateral agent

By:	/s/ Mark E. Funk
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Senior Secured Notes Trustee for the Second Lien Creditors

By:	/s/ Richard H. Prokosch
	Title:	Vice President

TABLE OF CONTENTS

ARTICLE I SECURITY INTERESTS

1.1. Grant of Security Interests
1.2. Power of Attorney

ARTICLE II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1. Necessary Filings
2.2. No Liens
2.3. Other Financing Statements
2.4. Chief Executive Office, Record Locations
2.5. Location of Inventory and Equipment and Units
2.6. Units

2.7. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.

2.8. Trade Names; etc.
2.9. As-Extracted Collateral; Timber-to-be-Cut
2.10. Collateral in the Possession of a Bailee
2.11. Recourse

ARTICLE III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1. Additional Representations and Warranties
3.2. Maintenance of Records
3.3. Modification of Terms; etc.
3.4. Collection
3.5. Direction to Account Debtors; etc.
3.6. Instruments
3.7. Collection Accounts
3.8. Concentration Account
3.9. BofA Account
3.10. Receipt of Payments
3.11. Account Inspection
3.12. Assignors Remain Liable Under Accounts
3.13. Assignors Remain Liable Under Contracts
3.14. Deposit Accounts; etc.
3.15. Letter-of-Credit Rights
3.16. Commercial Tort Claims
3.17. Chattel Paper
3.18. Further Actions

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ARTICLE IV SPECIAL PROVISIONS CONCERNING TRADEMARKS

4.1. Additional Representations and Warranties
4.2. Licenses and Assignments
4.3. Infringements
4.4. Preservation of Marks
4.5. Maintenance of Registration
4.6. Remedies
4.7. Future Registered Marks

ARTICLE V SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1. Additional Representations and Warranties
5.2. Licenses and Assignments
5.3. Infringements
5.4. Maintenance of Patents or Copyright
5.5. Prosecution of Patent Applications
5.6. Remedies
5.7. Other Patents and Copyrights

ARTICLE VI PROVISIONS CONCERNING ALL COLLATERAL

6.1. Protection of Collateral Agent’s Security
6.2. Warehouse Receipts Non-negotiable
6.3. Additional Information.
6.4. Further Actions
6.5. Financing Statements

ARTICLE VII REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1. Remedies; Obtaining the Collateral Upon Default
7.2. Remedies; Disposition of the Collateral
7.3. Waiver of Claims
7.4. Application of Proceeds
7.5. Remedies Cumulative
7.6. Discontinuance of Proceedings

ARTICLE VIII INDEMNITY

8.1. Indemnity
8.2. Indemnity Obligations Secured by Collateral; Survival

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ARTICLE IX DEFINITIONS

ARTICLE X MISCELLANEOUS

10.1. Notices
10.2. Waiver; Amendment
10.3. Obligations Absolute
10.4. Successors and Assigns
10.5. Headings Descriptive
10.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL
10.7. Assignor’s Duties
10.8. Termination; Release
10.9. Limited Obligations
10.10. Counterparts
10.11. Severability
10.12. The Collateral Agent and the other Secured Creditors
10.13. Benefit of Agreement
10.14. Additional Assignors
10.15. Appointment of DBTCA and BTCC as Sub-collateral Agents
10.16. Custodian Agreement
10.17. Acknowledgements Regarding Security Bond Obligations

ANNEX A	Schedule of Chief Executive Offices Address(es) of Chief Executive Office
ANNEX B	Schedule of Inventory, Equipment and Unit Locations
ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers
ANNEX D	Schedule of Trade and Fictitious Names
ANNEX E	Schedule of Deposit Accounts
ANNEX F	Form of Control Agreement Regarding Deposit Accounts
ANNEX G	Schedule of Commercial Tort Claims
ANNEX H	Schedule of Marks
ANNEX I	Schedule of Patents
ANNEX J	Schedule of Copyrights
ANNEX K	Grant of Security Interest in United States Trademarks
ANNEX L	Grant of Security Interest in United States Patents
ANNEX M	Grant of Security Interest in United States Copyrights
ANNEX N	The Collateral Agent

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